Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Applied Digital Corporation on Form S-8 File No. 333-267811, 333-265698 and Form S-1 File No. 333-279884, with respect to our audits of the consolidated financial statements of Applied Digital Corporation as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, which report is included in this Annual Report on Form 10-K of Applied Digital Corporation for the year ended May 31, 2024.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 30, 2024